UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
May 26, 2009

SCOLR Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

19204 North Creek Parkway, Suite 100
Bothell, WA 98011
(Address of principal executive offices)

(425) 368-1050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

On May 26, 2009, SCOLR Pharma, Inc., a Delaware corporation (the “Company”), entered into a Director Indemnification Agreement or Officer Indemnification Agreement (the “Indemnity Agreements”) with each of its current directors and officers. It is anticipated that future directors and officers of the Company would enter into an Indemnity Agreement with the Company in substantially similar form.

The Indemnity Agreements provide, among other things, that the Company will indemnify each director or officer, under the circumstances and to the extent provided for therein, for expenses, including judgments, fines, penalties and settlements he or she may be required to pay in actions or other proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under applicable law, and as a supplement to and in furtherance of rights to indemnification under applicable law and the Company’s Certificate of Incorporation and Bylaws, each as amended from time to time. The Indemnity Agreements further provide for the advancement of certain expenses of each director or officer in connection with claims with respect to which such director or officer is or may be entitled to indemnification under the Indemnity Agreements. In addition, the Indemnity Agreements obligate the Company to maintain a policy of directors’ and officers’ liability insurance during such time as each director or officer serves as a director, officer or other agent of the Company, and for at least six years following a change of control event, including the acquisition by any person of securities representing fifty percent or more of the combined voting power the Company’s then outstanding securities entitled to vote generally in the election of directors.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Director Indemnification Agreement dated May 26, 2009

10.2	Form of Officer Indemnification Agreement dated May 26, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.
Dated: May 29, 2009	By:	/s/ Bruce S. Morra
Bruce S. Morra President and Chief Executive Officer